Exhibit 99.1

PRESS RELEASE

Blackbaud Reaches Agreement with the Federal Trade Commission Related to 2020 Security Incident

Charleston, S.C. (February 2, 2024) — Blackbaud (NASDAQ: BLKB), the leading provider of software for powering social impact, announced a settlement with the U.S. Federal Trade Commission (the “FTC”) related to its 2020 security incident. When finalized, this settlement will fully resolve the previously disclosed matter with the FTC.

“We are pleased to resolve this matter with the FTC,” said Mike Gianoni, president and CEO, Blackbaud. “Protecting our customers’ and their constituents’ privacy will always be of paramount importance to Blackbaud, and we continue to strengthen our cybersecurity and compliance programs with the goal of improving our resilience in an ever-changing threat landscape.”

Blackbaud has not been fined by the FTC and is not otherwise required to make any payment as part of this settlement. In entering into this settlement, Blackbaud has neither admitted nor denied any of the allegations made by the FTC, whether in the FTC’s complaint or its associated press release. Additional details can be found in Blackbaud’s Form 8-K filed today with the Securities and Exchange Commission.

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the leading software provider exclusively dedicated to powering social impact. Serving the nonprofit and education sectors, companies committed to social responsibility and individual change makers, Blackbaud’s essential software is built to accelerate impact in fundraising, nonprofit financial management, digital giving, grantmaking, corporate social responsibility and education management. With millions of users and over $100 billion raised, granted or managed through Blackbaud platforms every year, Blackbaud’s solutions are unleashing the potential of the people and organizations who change the world. Blackbaud has been named to Newsweek’s list of America’s Most Responsible Companies, Quartz’s list of Best Companies for Remote Workers, and Forbes’ list of America’s Best Employers. A remote-first company, Blackbaud has operations in the United States, Australia, Canada, Costa Rica and the United Kingdom, supporting users in 100+ countries. Learn more at www.blackbaud.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

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Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.